EX-28(d)(4)(g)(ii)

8th AMENDMENT TO

SUB-ADVISORY AGREEMENT

THIS 8th AMENDMENT TO THE SUB-ADVISORY AGREEMENT, made this 17th day of December, 2021 (the “Amendment”), is between Lincoln Investment Advisors Corporation, a Tennessee corporation (“LIAC”) and BlackRock Investment Management, LLC (“BlackRock”), a Delaware corporation.

Recitals

1.	LIAC currently serves as investment adviser to the Lincoln Variable Insurance Products Trust (the “Trust”);

2.

BlackRock currently sub-advises several series of LVIP pursuant to a written subadvisory agreement dated August 27, 2012 as amended October 1, 2015, February 8, 2016, April 21, 2016, March 10, 2017, January 31, 2019, March 6, 2019, and October 21, 2019 (the “Agreement”);

3.	BlackRock serves as sub-adviser to the LVIP BlackRock Dividend Value Managed Volatility Fund and LVIP BlackRock Global Allocation Fund (the “Funds”), each a series of the Trust;

4.	BlackRock and LIAC desire to amend the fee schedule (“Schedule A”) to the Agreement with respect to the Funds;

Representations

1.

LIAC represents and warrants that approval of this amendment has been obtained from the Trust’s Board of Trustees at a telephonic meeting held December 7-8, 2021 in reliance upon, and in accordance with the requirements of, the Securities and Exchange Commission’s temporary exemptive relief from in-person board approval requirements.

Amendment

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Recitals are incorporated herein and made a part of the Agreement.

2.	The Representations are incorporated and made a part of the Agreement.

3.	Schedule A shall be deleted and replaced with the attached amended Schedule A effective as of January 1, 2022, to reflect the amended fee schedule of the Funds.

4.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

5.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION By: /s/ Jayson R. Bronchetti Name: Jayson R. Bronchetti Title: President	BLACKROCK INVESTMENT MANAGEMENT, LLC By: /s/ Melissa Buccilli Name: Melissa Buccilli Title: Director

SCHEDULE A

Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation for services rendered to the Fund at an annual rate as follows:

Effective Date	Fund	Fees payable on assets of the Managed Portion

November 22, 2019	LVIP BlackRock Dividend Value Managed Volatility Fund (index sleeve)	[REDACTED]

January 1, 2022	LVIP BlackRock Dividend Value Managed Volatility Fund (active sleeve)	[REDACTED]

May 1, 2017	LVIP BlackRock Advantage Allocation Fund	[REDACTED]

February 11, 2019	LVIP BlackRock Global Real Estate Fund	[REDACTED]

January 1, 2022	LVIP BlackRock Global Allocation Fund	[REDACTED]

Effective Date	Funds	Fees payable on aggregate average daily net assets of the Managed Portions

May 1, 2016	LVIP BlackRock Global Growth ETF Allocation Managed Risk Fund LVIP BlackRock U.S. Growth ETF Allocation Managed Risk Fund	[REDACTED]